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                                                                      EXHIBIT 21

                        SUBSIDIARIES OF TCI MUSIC, INC.


         TCI Music, Inc. has no subsidiaries. Following the Merger, DMX Inc. will be a wholly owned subsidiary of TCI Music, Inc.

         Subsidiaries of DMX Inc. are 450714 B.C. Ltd., TEMPO Sound, Inc. and DMX-Europe N.V.

         DMX Europe (UK) Limited is a subsidiary of DMX-Europe N.V.